EXHIBIT 10.21

TOWNSEND ANALYTICS ASSISTANCE AGREEMENT

This Townsend Analytics Assistance Agreement (the “Agreement”) is made and entered into this 7th day of January 1999 by and between Archipelago Holdings, L.L.C., a Delaware limited liability company (the “Company”), and Townsend Analtyics Ltd., an Illinois corporation (“Townsend Analytics”).

R E C I T A L S

WHEREAS, the Company owns all of the limited liability company interests of Archipelago, L.L.C., an Illinois limited liability company (“Archipelago”), and Archipelago Services, L.L.C., a Delaware limited liability company (“Services II” and, together with Archipelago, the “Subsidiaries”), and will, directly or indirectly, own and operate an “electronic communications network” as defined under Rules 11Ac1-1 and 11Ac1-4 under the Securities Exchange Act of 1934, as amended.

WHEREAS, the Company desires to engage Townsend Analytics to provide certain Assistance (as defined below) and Townsend Analytics desires to provide such Assistance directly to the Company; and

WHEREAS, the Company and Townsend Analytics desire to set forth the scope of the Assistance to be provided by Townsend Analytics to the Company, the fees to be paid by the Company for such Assistance and certain other matters;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I.

TERMS

1.1. Subject to Article VI, this Agreement shall continue in force for six (6) months from the date of the closing (the “Closing”) of the purchase by GS Archipelago Investment, L.L.C. (“GS”) of a 24.528302% limited liability company interest in the Company as contemplated by the Contribution Agreement, dated as of the date hereof (the

“Contribution Agreement”), by and among the Company, GS, E*TRADE Archipelago Holdings, L.L.C., GDP, Inc., Virago Enterprises, L.L.C., Gerald D. Putnam, MarrGwen Townsend and Stuart Townsend, and the Purchase Agreement (as defined in the Contribution Agreement) (the “Initial Term”), and for successive six month periods thereafter unless either party gives written notice to the other party of its intention not to renew this Agreement at least thirty days prior to the expiration of any such six-month period.

ARTICLE II.

ASSISTANCE

2.1. Subject to the terms and conditions of this Agreement, Townsend Analytics shall use its commercially reasonable efforts to provide to the Company and its Subsidiaries in accordance with commercially reasonable standards such assistance as is described on Schedule 2.1 hereto which the Company or its Subsidiaries may from time to time reasonably request (the “Assistance”).

ARTICLE III.

FEES AND EXPENSES

3.1. Payment for Assistance. (a) In consideration of the Assistance to be provided to the Company by Townsend Analytics pursuant to this Agreement, the Company will reimburse Townsend Analytics its actual out-of-pocket cost in providing the Assistance each month during the Initial Term, with the first payment being made on the date of this Agreement and each subsequent payment being made on or before the tenth (10th) day of each subsequent month (a “Payment Date”). In the event of any early termination of this Agreement by mutual agreement of the parties or pursuant to Article VI hereof on a date that is not the last day of a month, Townsend Analytics shall return to the Company a pro rata portion of the fee paid with respect to the final month of this Agreement, based on the number of days during such month in which this Agreement remains in effect and the actual number of days in such month.

(b) In the event that this Agreement continues in effect beyond the Initial Term, the parties shall negotiate in good faith (beginning sixty (60) days prior to the commencement of each subsequent six month term) the fees to be paid hereunder in order to compensate Townsend Analytics for Assistance to be provided during each such subsequent term.\

3.2. Expenses. In addition to the fees payable pursuant to Section 3.1 of this Agreement, the Company shall reimburse Townsend Analytics for all reasonable out-of-pocket expenses incurred by Townsend Analytics in connection with Townsend Analytics’s provision of the Assistance hereunder, including, but not limited to, travel expenses (including meals and lodging) of Townsend Analytics personnel or outside consultants in connection with the provision of the Assistance. The Company shall pay to Townsend Analytics the amount of any reimbursable expenses within thirty (30) days of the Company’s receipt of an invoice requesting payment for such expenses from Townsend Analytics.

3.3. Taxes. Amounts specified in Section 3.1 are exclusive of all federal, state, municipal and other government excise, sales, use, customs, gross receipts, value added, goods and services, consumption or other similar taxes imposed on or obligations of the Company, now in force or enacted in the future. In the event Townsend Analytics is required by law at any time to collect or pay any such tax, Townsend Analytics shall charge the Company such amount and the Company will promptly reimburse Townsend Analytics therefor, including any additions, penalties or interest applicable thereto. In lieu of such payment, the Company may provide Townsend Analytics with an exemption certificate or other document acceptable to any applicable taxing authority, provided such document is sufficient to cancel the relevant tax liability. This Section 3.3 shall survive the termination of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to Townsend Analytics, and Townsend Analytics hereby represents and warrants to the Company, as follows:

4.1. Due Formation and Authority. It is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, having full right, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.2. Authorization and Validity of Agreement. It has taken all action necessary in order to authorize, execute and deliver this Agreement and for it to consummate the transactions contemplated hereby and to perform the acts contemplated on its part hereunder. This Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms.

ARTICLE V.

LIMITATION OF LIABILITY

5.1. Limitation of Liability; Remedies; Indemnification. (a) The Company understands, acknowledges and agrees that neither Townsend Analytics or any of its Affiliates, nor any partner, shareholder, member, officer, director, manager, employee or agent of Townsend Analytics (collectively, the “Townsend Analytics Persons”) shall have any liability arising out of or related to the provision by Townsend Analytics of the Assistance, the Company’s use of the Assistance or the results achieved by the Company from such use of the Assistance, nor shall any such persons have any liability for any loss of profit, loss of business or other damage whatsoever arising or resulting directly or indirectly from the Assistance or the performance or non-performance by Townsend Analytics of its duties under this Agreement or resulting directly or indirectly from any failure of or inadequacy or error made by Townsend Analytics, except to the extent caused by or resulting from the gross negligence, willful misconduct or unlawful acts of Townsend Analytics or its partners, shareholders, members, managers, directors, officers, employees or agents. In no event shall Townsend Analytics have liability to the Company for any loss or damage whatsoever resulting from any action taken by Townsend Analytics at the express direction of any manager, member, director, officer, employee or agent of the Company (it being understood that any such manager, member, director, officer, employee or agent that is also a Townsend Analytics Person or a manager of the Company designated by Virago Enterprises, L.L.C., Townsend Analytics or a Townsend Analytics Person shall not be deemed to be providing any direction as a manager, member, director, officer, employee or agent of the Company). The Company agrees that Townsend Analytics’s liability for damages, if any, shall not in any event exceed the charges paid to Townsend Analytics by the Company under this Agreement. No action, regardless of form, arising out of any transaction under this Agreement may be brought by the Company more than one year after the Company has knowledge or should reasonably have had knowledge of the occurrence or omission that would give rise to the cause of such action. For purposes of this Agreement, “Affiliate” shall mean with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person or (ii) any other Person owning or controlling 25% or more of the outstanding voting securities of or other ownership interests in such Person.

(b) Notwithstanding any other provision of this Agreement, in no event shall Townsend Analytics or any of its Affiliates, or any Townsend Analytics Person, be liable for any special, incidental, indirect, consequential or punitive damages of any kind, whether in tort (including negligence), contract or otherwise, whether or not Townsend Analytics or any of its Affiliates, or any Townsend Analytics Person, shall have been advised of or otherwise might have anticipated the possibility of such damages, and the Company agrees not to seek such damages.

(c) In any threatened, pending or completed action, suit or proceeding, Townsend Analytics and each Townsend Analytics Person shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by Townsend Analytics or a Townsend Analytics Person in connection with such action, suit or proceeding) arising out of or related to the provision of the Assistance provided for under this Agreement, or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence, willful misconduct or unlawful acts of Townsend Analytics or a Townsend Analytics Person.

(d) The provisions of this Section 5.1 shall survive any termination of this Agreement.

5.2. Force Majeure. Neither Townsend Analytics nor any of its Affiliates, or any Townsend Analytics Person, or the Company shall be liable or deemed to be in default under any provision of this Agreement for any delay or failure to perform under this Agreement or other interruption of the Assistance, or any error or inaccuracy made by Townsend Analytics or any of its Affiliates, or any Townsend Analytics Person, in connection with its provision of the Assistance hereunder resulting directly or indirectly from any cause beyond the reasonable control of Townsend Analytics, any Affiliates of Townsend Analytics, any Townsend Analytics Person or the Company (as the case may be), including, without limitation, Acts of God, war, fire, electrical failure, explosion, earthquake, flood, elements, governmental order or regulation, acts of public enemy, labor disputes, strikes, lockouts and failures or delays or failures caused by third parties (including third party providers of services used in connection with the Assistance).

ARTICLE VI.

TERMINATION

6.1. The occurrence of the events listed below will create rights to terminate this Agreement, without the need for any judicial or extrajudicial notification:

(i) if one party fails to comply with the contractual obligations established herein, and fails to cure such breach within a period of thirty (30) days from the date on which the breaching party receives written notice from the non-breaching party regarding such breach, the non-breaching party shall have the right to terminate this Agreement;

(ii) if one party enters judicial or extrajudicial liquidation, reorganization proceedings, or files for bankruptcy, the other party shall have the right to terminate this Agreement;

(iii) if one party transfers its rights or obligations under this Agreement, in whole or in part in violation of Section 7.3, the other party shall have the right to terminate this Agreement;

(iv) if the parties cannot agree on a fee as provided in Section 3.1(b) of this Agreement for any term beyond the Initial Term, either party shall have the right to terminate this Agreement from and after the end of such term;

(v) if the obligations under this Agreement are suspended due to an act or event of force majeure as described in Section 5.2 of this Agreement for a period of more than ninety (90) days, either party shall have the right to terminate this Agreement;

(vi) if the Closing shall not have occurred on or prior to the date that is 90 days from the date hereof; and

(vii) upon mutual agreement of the parties to this Agreement, this Agreement will terminate.

ARTICLE VII.

MISCELLANEOUS

7.1. Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand, by facsimile or by a recognized overnight courier service providing confirmation of delivery, addressed as follows:

(a)          to the Company:

Archipelago Holdings, L.L.C.

100 South Wacker Drive

20th Floor

Chicago, Illinois 60606

Telecopy:  (312) 621-0487

Attn: Gerald D. Putnam

(b)         to Townsend Analytics:

Townsend Analytics, Ltd.

100 South Wacker Drive

Suite 2040

Chicago, Illinois 60606

Telecopy:  (312) 960-1369

Attn:  Stuart or MarrGwen Townsend

All notices given pursuant to this Section 7.1 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee or (ii) if delivered by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 7.1 and an appropriate answerback is received or (iii) if delivered by overnight courier, on the date of delivery as established by the courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

7.2. Independent Contractor Status. Nothing contained herein shall be deemed or understood to create a partnership, association, or joint venture relationship between the Company and Townsend Analytics or any of its Affiliates. For all purposes hereunder, the parties intend that Townsend Analytics shall be deemed to be an independent contractor, performing the specific Assistance provided hereunder.

7.3. Successors and Assigns. This Agreement shall be binding on the parties hereto and their respective successors and assigns. No assignment or transfer of this Agreement or any rights or responsibilities hereunder by either party is permitted without the express written consent of the other party and any purported assignment without such consent shall be void.

7.4. Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

7.5. Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

7.6. Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

7.7. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

7.8. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon Townsend Analytics and the Company and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Townsend Analytics and the Company and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.9. Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by Townsend Analytics and the Company.

7.10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. If a provision of this Agreement is held to be invalid and the rest of this Agreement is not invalidated, each party shall use all reasonable efforts to effect as far as practicable and valid under applicable law a new provision to achieve the purpose of such invalidated provision.

7.11. Expenses. Without prejudice to its ability to recover for any losses, damages or liabilities relating to any dispute, controversy or claim arising out of or relating to this Agreement and except as provided in Section 3.2 of this Agreement, each of Townsend Analytics and the Company shall pay its own expenses in connection with this Agreement and any amendments, consents or waivers (whether or not the same become effective) under or in respect of this Agreement.

7.12. Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement until the expiration of the applicable statutes of limitation. The covenants, undertakings and agreements contained in this Agreement shall survive without limitation.

7.13. Entire Agreement. This Agreement together with all Schedules to this Agreement supersede all prior agreements among the parties with respect to the subject matter hereof and contain the entire Agreement among the parties with respect to such subject matter.

7.14. ARBITRATION. (a) In the event that a party (the “Complaining Party”) has a dispute or disagreement with any other party relating to this Agreement which it believes may constitute a breach by such other party of a provision of this Agreement, such Complaining Party shall provide written notice to the other of the foregoing and request a meeting to discuss such dispute or disagreement. The parties shall thereafter meet and discuss such dispute or disagreement in good faith, without obligation but with the objective of seeking an amicable resolution satisfactory to each of the parties. If such dispute or disagreement cannot be resolved after the good faith efforts of the applicable parties, then any such party may deliver notice to initiate arbitration in accordance with this Section 7.14; provided, however, that no party to this Agreement shall initiate arbitration in respect of such dispute or disagreement (but only with respect to such dispute or disagreement) until thirty (30) days have passed from the date that such written notice is first given unless such party believes, in good faith, that any delay in initiating such arbitration may cause it irreparable harm. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration. Each of the parties agrees to follow the procedures, and abide by the requirements, set forth in this Section 7.14.

(b) Arbitration shall be final and binding on the parties. The parties acknowledge that pre-arbitration discovery is generally more limited than and different from court proceedings, the arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited. The panel of arbitrators shall include arbitrators who were or are affiliated with the securities industry.

(c) Any arbitration shall be conducted only before the New York Stock Exchange, Inc., the American Stock Exchange, Inc., the National Association of Securities Dealers, Inc., or any other self-regulatory organization of which Archipelago is a member. The complaining party seeking arbitration shall have the right to elect one of the foregoing organizations, but if such party fails to make such election by certified letter addressed to the other party to such dispute, at the address set forth in Section 7.1 of this Agreement, within ten days of delivery of the notice to initiate arbitration, then such other party may make such election. Nothing in this Agreement shall be construed as consent by any party to an award of punitive damages. The award of the arbitrators, or the majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(d) Nothing in this Section 7.14 shall be construed to preclude any party to this Agreement from seeking injunctive or other relief in a court of law where absent such relief such party would suffer irreparable harm.

IN WITNESS WHEREOF, the parties hereto have hereto set their hands as of the day and year first written above.

TOWNSEND ANALYTICS, LTD.

By:	/s/Stuart Townsend
	Name:	Stuart Townsend
	Title:	President

ARCHIPELAGO HOLDINGS, L.L.C.

By:	/s/Gerald D. Putnam
	Name:	Gerald D. Putnam
	Title:	Chief Executive Officer

Schedule 2.1

Townsend Analytics will provide the following services to the Company and its Subsidiaries:

1.               Computer and router cabinet space,  power (with UPS), air  conditioning and security.

2.               Network infrastructure including cabling,  switches, hubs, patch panels and core router services.

3.               Software  installation and maintenance  including  installing and upgrading operating systems and Townsend Analytics software.

4.               Monitoring  systems.  All  Archipelago  computers  will be  included in the Townsend Analytics inventory and monitoring system. The inventory system is Microsoft  SMS. Two  monitoring  systems are used,  SMTPc and a proprietary system developed by Townsend Analytics.

5.               Telecommunication  facilities such as rack space,  conduit and interconnect boards will be provided. Shared access to the Townsend Analytics Sonet ring node will be provided at cost.

6.               Qualified  personnel  will be provided to  facilitate  all of the  services described above.

TABLE OF CONTENTS

ARTICLE I.

TERMS

1.1

ARTICLE II.

ASSISTANCE

2.1
ARTICLE III.

FEES AND EXPENSES

3.1.	Payment for Assistance
3.2.	Expenses
3.3.	Taxes

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

4.1.	Due Formation and Authority
4.2.	Authorization and Validity of Agreement

ARTICLE V.

LIMITATION OF LIABILITY

5.1.	Limitation of Liability; Remedies; Indemnification
5.2.	Force Majeure

(i)

ARTICLE VI.

TERMINATION

6.1

ARTICLE VII.

MISCELLANEOUS

7.1.	Notices
7.2.	Independent Contractor Status
7.3.	Successors and Assigns
7.4.	Headings and Captions
7.5.	Variance of Pronouns
7.6.	Counterparts
7.7.	Governing Law
7.8.	Binding Effect; Benefit
7.9.	Amendment; Waiver
7.10.	Severability
7.11.	Expenses
7.12.	Survival of Representations and Warranties
7.13.	Entire Agreement
7.14.	ARBITRATION

(ii)